Exhibit 99.2

MapLight Therapeutics Announces $150 Million Private Placement Financing

SAN FRANCISCO and BOSTON, August 13, 2026 (GLOBE NEWSWIRE) — MapLight Therapeutics, Inc. (Nasdaq: MPLT), a clinical-stage biopharmaceutical company focused on improving the lives of patients suffering from debilitating central nervous system disorders, announced today that it has entered into a securities purchase agreement with institutional and accredited investors to sell securities in a private placement financing (the “PIPE”) for gross proceeds of approximately $150 million, before deducting placement agent fees and estimated offering expenses. The financing is being led by new and existing institutional investors.

In the PIPE, MapLight is selling an aggregate of 9,197,887 shares of its common stock at a price of $11.38 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase up to an aggregate of 3,983,168 shares of common stock at a purchase price of $11.3799 per pre-funded warrant. Each pre-funded warrant has an exercise price of $0.0001 per share of common stock, will be immediately exercisable, subject to certain conditions set forth in each pre-funded warrant, and will not expire. The PIPE is expected to close on August 14, 2026, subject to customary closing conditions.

MapLight intends to use the proceeds from the PIPE primarily to support the continued advancement of ML-007C-MA, including funding the ongoing VISTA Phase 2 study in Alzheimer’s disease psychosis as well as the ZEPHYR-2 registrational Phase 3 study in schizophrenia and its associated open-label safety study, and for working capital and other general corporate purposes. The Company plans to engage with the U.S. Food and Drug Administration at an End-of-Phase 2 meeting to discuss the path forward for ML-007C-MA in schizophrenia, including the design of a Phase 3 trial, which, together with ZEPHYR, would be designed to support a New Drug Application submission. MapLight’s cash, cash equivalents and investments were $351.3 million as of June 30, 2026. Based on its current operational plans and assumptions, MapLight expects that its existing cash, cash equivalents and investments, together with the net proceeds from the PIPE, will be sufficient to fund the continued advancement of ML-007C-MA through 2028.

Morgan Stanley, Jefferies, Leerink Partners and Stifel are acting as placement agents for the PIPE.

Cooley LLP served as counsel to MapLight for the PIPE. Latham & Watkins LLP served as counsel to the placement agents for the PIPE.

The securities to be sold in the PIPE, including the shares of common stock underlying the pre-funded warrants, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. MapLight has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) registering the resale of the shares of common stock and shares of common stock issuable upon the exercise of the pre-funded warrants issued in the PIPE.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About MapLight Therapeutics

MapLight Therapeutics is a clinical-stage biopharmaceutical company focused on improving the lives of patients suffering from debilitating central nervous system disorders. The Company was founded by globally recognized leaders in psychiatry and neuroscience research to address the lack of circuit-specific pharmacotherapies available for patients. The Company’s discovery platform holds the potential to fill this void by identifying neural circuits causally linked to disease and targeting those circuits for therapeutic modulation.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the closing of the proposed PIPE; the anticipated use of proceeds of the PIPE; the clinical development and potential benefits of ML-007C-MA and ML-004, including the design, timing and conducting of future clinical trials; and the registrational pathway for the Company’s product candidates, including holding End-of-Phase 2 meetings with the FDA for ML-007C-MA and planned regulatory submissions. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, are intended to identify forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in the Company’s filings with the SEC, many of which are beyond the Company’s control and subject to change. Actual results could be materially different. Risks and uncertainties regarding MapLight’s business are identified in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and subsequent disclosure documents the Company may file with the SEC, which are available on the SEC’s website at www.sec.gov. The Company claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

For investor inquiries: investors@maplightrx.com

For media inquiries: media@maplightrx.com